Exhibit 99.2

1.	Contract for a Unified ERP Reporting System for Eastern Geophysics Exploration Corporation, National Petrolium Corporation, Ltd.
2.	Saving and Loan Management Module for Sinopec Asset Manangement
3.	Software Development Service Contract for Sinopec Yingke
4.	Contract with Shandong Oil for ERP Integration of Electric Bill of Lading, Customer Service and Error Query Systems
5.	Comprehensive Approval Information System Development Project with Shandong Oil Corporation
6.	Logisitcs Information Platform Development Project for the Bonded Warehouse Corporation in the Shenyang Economic Zone of Technologic Development
7.	Contract of Assent for Wang Jun and Shang Qingfu
8.	Account Receivable Management System Development Contract with the Shandong Oil Branch of China Petro Chemical Corporation, Ltd.
9.	Budget Management System (Phase II) Agreement with China Northwest Oil Sales Corporation
10.	Assent Contract for Zhang Yunjian
11.	SAP System Development and Optimization Project with China Oil International Business Corporation
12.	Agreement with the North Hebei Branch of Sinopec
13.	Agreement with the Xinjiang Sales Branch of China National Petrolium Corporation, Ltd.